                                                                    EXHIBIT 11.1

                  WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARY

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)


                                   FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                      ENDED JUNE 30,          ENDED JUNE 30,
                                   --------------------     ------------------
                                      1996      1995          1996      1995
                                   ---------  ---------     --------  --------
Weighted average shares
  outstanding for the period          4,205     3,705         4,193     3,705

Dilutive effect of stock options
  at average market price               324        --           250        --

Average shares for computing
  primary net income (loss)
  per share                           4,529     3,705         4,443     3,705

Adjustment for dilutive effect
  of stock options at ending
  market price                           --        --            42        --

Average shares for computing
  fully diluted net income
  (loss) per share                    4,529     3,705         4,485     3,705
                                    -------   -------       -------   -------
Net income (loss)                   $   486   $(4,784)      $   857   $(5,535)
                                    =======   =======       =======   =======
Net income (loss) per common share:

  Net income (loss) per primary
    share                           $  0.11   $ (1.29)      $  0.19   $ (1.49)
                                    =======   =======       =======   =======
  Net income (loss) per fully
    diluted share                   $  0.11   $ (1.29)      $  0.19   $ (1.49)
                                    =======   =======       =======   =======
